Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

I, Gnanesh Coomaraswamy, have received, carefully read, and fully understand all of the provisions in this Separation Agreement and General Release of Claims (this “Release”). In entering into this Release, I am relying on my own judgment and knowledge and not on representations or statements made by the Federal Home Loan Bank of Chicago (the “Bank”), its employees, or agents. I acknowledge that the Bank advised me to consult with an attorney about the terms of this Release before signing it.

1.	Severance Payment.

(a) I understand that my employment with the Bank is terminated effective August 17, 2007 (the “Termination Date”) based on a mutual agreement between the Bank and me.

(b) In exchange for my agreement set forth in this document and for signing the letter dated July 24, 2007 that I received with this Release (the “Severance Letter”), I understand that I will receive certain payments from the Bank:

(i)	The Bank will pay me a severance payment, from which the Bank will deduct all applicable state and federal taxes and other mandatory deductions. The exact amount of this severance payment is set forth in Paragraph 1 of the Severance Letter. This amount will be payable in installments on the Bank’s regular payroll dates beginning on the first payroll date that occurs at least five (5) business days following expiration of the seven-day Revocation Period described below; and

(ii)	If I elect to continue group medical insurance coverage after the Termination Date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Bank will pay the employer’s portion of the premiums for such continuation coverage for the period of time set forth in Paragraph 2 of the Severance Letter, such contribution by the Bank to begin in accordance with the terms of Paragraph 2 of the Severance Letter.

(c) The payments described in paragraphs (b)(i) and (b)(ii) above, are referred to herein as the “Severance Payment”. Further details regarding the Severance Payment are set forth in Paragraphs 1 and 2 of the Severance Letter. I understand that the Severance Payment will be payable only after the expiration of the seven-day Revocation Period described below and only if I have not revoked my acceptance of the terms of this Release. I further understand that the Severance Payment constitutes a benefit that I am otherwise not entitled to receive

(d) I understand and agree that I am signing this Release pursuant to the Federal Home Loan Bank of Chicago Employee Severance Plan effective May 1, 2007 (“Bank Severance Plan”). I further understand that the purpose of this Release is to assure the Bank that in return for the Severance Payment, the Bank and its directors, officers, employees, agents and representatives will not be put to the expense and inconvenience of defending any claim, charge, or lawsuit asserted by me in connection with my employment or the termination from my position.

2.	Review Period.

(a) I understand that this Release is a legally binding document of serious legal significance. I acknowledge that I have had a period of not less than twenty-one (21) calendar days after today’s date (the “Review Period”) to review this Release and consider acceptance of this Release and the Severance Payment in exchange for releasing any and all claims that I may have against the Bank and for agreeing to the terms of Section 5 regarding the Restrictive Covenants (hereinafter defined). I understand that the Review Period will begin running on the day I receive this Release.

3.	Revocation Period.

I have been informed of my right to revoke this Release without penalty in the seven (7) calendar days immediately following the date on which I sign this Release. This seven-day period is called the “Revocation Period”. I understand that I may revoke this Release by delivering written notice of revocation to Matthew R. Feldman of the Operations Department of the Bank within the Revocation Period. I further understand that this Release is not effective or enforceable until the Revocation Period has expired. I further understand that the Severance Payment will not be paid to me until after the expiration of the Revocation Period.

4.	General Release.

(a) I hereby inform the Bank that, in exchange for the Severance Payment, I have decided to release and discharge, knowingly and voluntarily, any and all claims, demands or actions, known and unknown, that I may have against the Bank.

(b) Further, I understand the conditions of my release from the Bank, and I agree:

(i)	The provisions of this Release, including the Severance Payment, are in full satisfaction of any claims, liabilities, demands, or causes of action, known or unknown, fixed or contingent, that I may have or claim to have, against the Bank and its directors, officers, employees, agents and representatives at present or in the future. Claims of discrimination, any claims under the Bank Severance Plan and any other claims, other than for vested benefits, are hereby released and discharged.

(ii)	This release includes, but is not limited to, claims allegedly arising under the Bank Severance Plan, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§ 791, 793 and 794; the Civil Rights Enforcement Statutes, 42 U.S.C. §§ 1981 through 1988; Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the National Labor Relations Act, 29 U.S.C. 151 et seq.; and any other federal, state or local statute, ordinance or regulation dealing in any respect with discrimination in employment, breach of contract or wrongful discharge, including those rights and claims arising under any alleged legal restrictions on the Bank’s rights to terminate the employment of its employees. I understand and agree that this release and waiver applies to any and all forms of monetary or other relief that I might seek in connection with my employment or the circumstances of the termination from my position except for receipt of unemployment compensation benefits.

(iii)	I acknowledge that, as of the date of this Release, I have not suffered any on the job injuries, occupational diseases or wage or overtime claims relating to my employment at the Bank or any other claims pursuant to the Fair Labor Standards Act or the Family and Medical Leave Act.

(iv)	Further, I acknowledge that this Release does not prohibit me from filing a charge or complaint with the Equal Employment Opportunity Commission or participating in any investigation or proceeding with the Equal Employment Opportunity Commission in good faith. However, pursuant to this Release, I do waive the right to recover any money damages in connection with such a charge, complaint, investigation or proceeding.

5.	Executive Covenants

(a) General. I and the Bank understand and agree that the purpose of the provisions of this Section 5 is to protect legitimate business interests of the Bank, as more fully described below, and is not intended to impair or infringe upon my right to work, earn a living, or acquire and possess property from the fruits of his labor. I hereby acknowledge that the post-employment restrictions set forth in this Section 5 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after termination of his employment with the Bank. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, I shall be subject to the restrictions set forth in this Section 5.

(b) Definitions. The following capitalized terms used in this Section 5 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Confidential Information” means any confidential or proprietary information possessed by the Bank without limitation, any confidential “know-how”, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, database technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devised, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Illinois.

“Determination Date” means the date of termination of my employment with the Bank for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by me.

“Person” means any individual or any corporation, partnership, joint venture, association, or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, member, trustee, director, officer, manager, employee, agent, representative, or consultant.

“Protected Employees” means employees of the Bank or its affiliated companies who were employed by the Bank or its affiliated companies at any time within six (6) months prior to August 17, 2007.

“Restricted Period” means the period of time beginning on the date of this Release and ending on July 31, 2009.

“Restricted Covenants” means the restrictive covenants contained in Section 5_(c) and (d) hereof.

(c) Restriction on Disclosure and Use of Confidential Information. I understand and agree that the Confidential Information constitutes a valuable asset of the Bank and its affiliated entities, and may not be converted to my own use. Accordingly, I hereby agree that I shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Bank any Confidential Information, and I shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Bank. The parties acknowledge and agree that this Release is not intended to, and does not, alter either the Bank’s rights or my obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

(d) Nonsolicitation of Protected Employees. I understand and agree that the relationship between the Bank and each of its Protected Employees constitutes a valuable asset of the Bank and may not be converted to my own use. Accordingly, I hereby agree that during the Restricted Period I shall not directly or indirectly on my own behalf or as a Principal or Representative of any Person solicit any Protected Employee to terminate his or her employment with the Bank with obtaining prior written consent from the Bank.

(e) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, I shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by me or my agent; (ii) becomes available to me in a manner that is not in contravention of applicable law from a source (other than the Bank or its affiliated entities or one of its or their officers, employees, agents, or representatives) that is not known by me to be bound by a confidential relationship with the Bank or its affiliated entities or by a confidentiality or other similar agreement; (iii) was known to me on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to me by the Bank or its affiliated entities or one of its or their officers, employees, agents, or representatives; or (iv) is required to be disclosed by law, court order, or other legal process; provided, however, that in the event disclosure is required by law, court order, or legal process, I shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by me.

6.	Enforcement of the Restrictive Covenants.

(a) Rights and Remedies upon Breach. In the event I breach, or threaten to commit a breach of, any of the provisions of the Restrictive Covenants, the Bank shall have the right and remedy to enjoin, preliminarily and permanently, me from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank. The rights referred to in the preceding sentence shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Bank at law or in equity.

(b) Severability of Covenants. I acknowledge and agree that the Restrictive Covenants are reasonable and valid in time and space and in all other respects. If any court determines that any Restrictive Covenant, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect, without regard to the invalid portions.

7. Confidentiality. I agree not to disclose the terms of this Release to any third party apart from my attorney or members of my immediate family. I understand and agree that the breach of this confidentiality provision constitutes a breach of this entire Release for which the Bank may seek appropriate legal action.

8. No Admission. I further understand that the parties’ participation in this Release is not to be construed as an admission of any wrongdoing or liability whatsoever by or on behalf of the Bank, or any of its directors, officers, employees, agents or representatives. Neither this Release nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit, or action, other than an action to enforce this Release.

9. Governing Law; Entire Agreement. This Release shall be construed and enforced in accordance with the laws of the State of Illinois without regard to its conflicts of laws rules. It constitutes the entire agreement between the parties.

10. Return of Bank Property. I agree to return on or before August 21, 2007 to the Bank all of the Bank’s property in my possession. This property includes, but is not limited to, the Bank’s equipment, financial records, company credit cards, tapes, records, manuals, employee lists, customer lists, brochures, files, cost information, keys, identification badges, equipment, and all copies thereof.

BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ, FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL OF THE PROVISIONS CONTAINED IN THIS RELEASE. I UNDERSTAND THAT BY WAIVING THE ABOVE, I INTEND AND DO SO RELEASE AND DISCHARGE KNOWN AND UNKNOWN CLAIMS IN EXCHANGE FOR THE SEVERANCE PAYMENT.

/s/ Gnanesh Coomaraswamy	8/20/07
Signature	Date

Acknowledged and agreed to as of

    August 17, 2007.

FEDERAL HOME LOAN BANK OF CHICAGO

By: /s/ Matthew R. Feldman

Name: Matthew R. Feldman

Title: Executive Vice President – Head of Operations

Please return this completed Release to the Human Resources Department of the Bank no earlier than the close of business on July 31, 2007 and no later than the close of business on August 20, 2007. The Severance Payment will not be paid until this Release is signed and returned to the Human Resources Department of the Bank and until after the expiration of the seven-day Revocation Period.